THE SECURITIES ACQUIRED PURSUANT TO THIS AGREEMENT WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED THEREUNDER OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

RESTRUCTURING AGREEMENT

This RESTRUCTURING AGREEMENT (this “Agreement”), dated as of November 3, 2023 is entered into by and among NH Expansion Credit Fund Holdings LP (“MSEC”), Neptune Growth Ventures, Inc., a Delaware corporation (“NGV”), Neptune Wellness Solutions Inc., a Quebec corporation (“Neptune”) and Sprout Foods, Inc., a Delaware corporation (the “Company”).

WHEREAS, MSEC, Neptune and the Company entered into that certain Summary Restructuring Option Term Sheet, dated as of August 16, 2023 (the “Term Sheet”);

WHEREAS, as contemplated by the Term Sheet, Neptune may effect a Spinout (as defined in the Term Sheet) of the Company, which would result in the Company, currently a majority-owned subsidiary of Neptune, becoming a separate, publicly traded company;

WHEREAS, the aggregate principal amount outstanding of Secured Promissory Notes issued by the Company to NGV on July 13, 2022 and November 15, 2022, including accrued interest and management fees payable to NGV, is $18,292,377.65 (the “NGV Notes”);

WHEREAS, pursuant to the Term Sheet, NGV has the right to convert the NGV Notes into shares of common stock, par value $0.001 per share (the “Company Common Stock”), of the Company (the “Conversion”); and

WHEREAS, as contemplated by the Term Sheet, on the date hereof, each of MSEC and the other investors specified on Schedule I attached hereto, are entering into an amendment to their respective Secured Promissory Notes (the “Amended Promissory Notes”) issued by the Company (the “Amendments”) to, among other things, extend the maturity date of such notes and eliminate Neptune’s guaranty in respect of the indebtedness evidenced by such notes.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

1.	Transfer, Conversion and Conditional Purchase Obligation.

1.1    Transfer. NGV hereby transfers to MSEC, and MSEC accepts, $2,000,000 in aggregate principal amount of the NGV Notes (the “Transferred Notes”), including the right to convert such Transferred Notes into Company Common Stock as provided for in the Term Sheet. The Company acknowledges and agrees to the transfer of said NGV Notes to MSEC.

1.2    Conversion.

(i)

Effective on the date hereof, NGV elects, and the Company agrees, to convert the NGV Notes, less the Transferred Notes, into 404,246,663 shares of Company Common Stock (the “NGV Shares”). Upon such Conversion, the NGV Notes, less the Transferred Notes, including any accrued interest thereon, shall be deemed to be fully paid, satisfied and cancelled.

(ii)

Effective on the date hereof, MSEC elects, and the Company agrees, to convert the Transferred Notes into 26,713,262 shares of Company Common Stock (the “MSEC Shares”). Upon such Conversion, the Transferred Notes, including any accrued interest thereon, shall be deemed to be fully paid, satisfied and cancelled.

1.3    Issuance of Neptune Warrants. Neptune shall issue to MSEC warrants to purchase 92,495 common shares, no par value, of Neptune (the “Neptune Common Shares”) at an exercise price equal to $0.01 per share in the form attached hereto as Exhibit A (the “Warrant”).

1.4    Closing. The closing of the transactions contemplated hereby shall occur on the date hereof (the “Closing”). The Closing shall take place at such place as may be determined by the Company, NGV and MSEC.

1.5    Closing Deliverables. At or prior to the Closing, (i) the Company shall deliver to MSEC and NGV (A) evidence, reasonably satisfactory to MSEC and NGV, that the Certificate of Incorporation of the Company has been amended to increase the authorized capital of the Company to permit the issuance of the NGV Shares and MSEC Shares contemplated by the Conversion, and (B) one or more certificates or book entries representing Company Common Stock issued by the Company in the amount of the NGV Shares and the MSEC Shares, pursuant to Section 1.2 of this Agreement, (ii) the Company shall have received fully executed copies of the Amendments, and (iii) Neptune shall have received an agreement confirming termination of the Amended and Restated Unconditional Guaranty dated August 10, 2022. At or prior to the Closing, Neptune shall deliver the Warrant to MSEC.

1.6    Conditional Purchase Obligation. If the Spinout is not completed prior to the maturity date of the Amended Promissory Notes (as extended by the Amendments), then Neptune shall purchase from MSEC all of the shares of Company Common Stock held by MSEC as of the date of the Term Sheet (the “Purchased Shares”), at a price of $0.20 per share, payable in cash by Neptune contemporaneously with the retirement of such Amended Promissory Notes. MSEC shall deliver to Neptune all necessary transfer documentation in the form reasonably acceptable to Neptune to effect the transfer of the Purchased Shares to Neptune upon payment therefor in accordance with this Section 1.6.

2.    Representations and Warranties of the Company. The Company hereby represents and warrants to MSEC and NGV as follows:

2.1    Organizational Matters. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, having full corporate power and authority to own its properties and to carry on its business as conducted.

2.2    Authority. The Company has the requisite corporate power and authority to enter into and deliver this Agreement, perform its obligations herein, and consummate the transactions contemplated hereby. The Company has duly executed and delivered this Agreement. This Agreement is a valid, legal and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

2.3    Shares Duly Authorized; Capitalization. All of the shares of Company Common Stock to be issued to MSEC and NGV pursuant to this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and shall be free and clear of all liens and restrictions, other than restrictions under applicable federal and state securities laws and under the Third Amended and Restated Stockholders’ Agreement by and among the Company, MSEC, NGV, and the other stockholders listed on the signature pages thereto (as amended from time to time, the “Amended and Restated Stockholders’ Agreement”). The outstanding capital stock of the Company, immediately after giving effect to the Conversion contemplated hereunder, is as is set forth on Schedule II attached hereto.

2.4    Governmental Authorization; Consents. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not require any consent, approval, action, order, authorization, or permit of, or registration or filing with, any governmental body, agency, official or authority, other than (a) such as may be required under any applicable state securities laws and (b) other consents, approvals, actions, orders, authorizations, registrations, declarations, filings and permits which, if not obtained or made, would not have a material adverse effect on the Company or the ability of the Company to consummate the transactions contemplated by this Agreement.

2.5    Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the Company’s Certificate of Incorporation, as amended or amended and restated, or (b) assuming compliance with the matters referred to in Section 2.4 hereof and the truthfulness of the representations of MSEC and NGV, contravene or conflict with, or constitute a violation of any provision of, any law binding upon or applicable to the Company or by which any of its properties is bound or affected.

3.	Representations and Warranties of MSEC and NGV.

MSEC and NGV (each separately referred to as the “Investor” for purposes of Sections 3 and 6 of this Agreement) each hereby represents and warrants to the Company and Neptune as to itself as of the date hereof as follows:

3.1    Authority. The Investor has the requisite power and authority to deliver this Agreement, perform its obligations herein, and consummate the transactions contemplated hereby. The Investor has duly executed and delivered this Agreement and has obtained the necessary authorization, if any, to execute and deliver this Agreement and to perform its obligations herein and to consummate the transactions contemplated hereby. This Agreement is a valid, legal and binding obligation of the Investor, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

3.2    Governmental Authorization; Consents. The execution, delivery and performance by the Investor of this Agreement, and the consummation by the Investor of the transactions contemplated hereby will not require any consent, approval, action, order, authorization, or permit of, or registration or filing with, any governmental body, agency, official or authority, other than (i) such as may be required under any applicable state securities laws, and (ii) other consents, waivers, approvals, actions, orders, authorizations, registrations, declarations, filings and permits which, if not obtained or made, would not have a material adverse effect on the Investor or the ability of the Investor to consummate the transactions contemplated by this Agreement.

3.3    Non-Contravention. The execution, delivery and performance of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Investor’s governing documents or agreements, (ii) contravene or conflict with, or constitute a violation of any provision of, any law binding upon or applicable to either Investor or by which any of its properties or assets are bound or affected, or (iii) conflict with or result in a breach or violation of any provision of, or constitute a default under (or an event that with or without notice or lapse of time, or both, could reasonably be expected to become a default), or otherwise give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under, any note, bond, mortgage, indenture, lease, franchise, permit or other agreement or instrument to which the Investor is a party or by which the Investor or any of its properties or assets are bound or affected, except, in the case of clauses (ii) and (iii), any items that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Investor to consummate the transactions contemplated by this Agreement.

3.4    Intent. The Investor is acquiring the Company Common Stock to be acquired by the Investor hereunder (i) for investment purposes only and not for the purpose of resale or distribution, and (ii) for its own account and not for any other person. The Investor has not entered into any written or oral agreement with any person to sell, transfer or otherwise dispose of the Company Common Stock to be acquired by the Investor hereunder.

3.5    Accredited Investor. The Investor is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”)).

3.6 No Registration. The Investor understands and agrees that the Company Common Stock to be acquired by the Investor hereunder are being, or will be, acquired in a transaction not involving any public offering within the meaning of the Securities Act, in reliance on an exemption therefrom. The Investor understands that the Company Common Stock to be acquired by the Investor hereunder have not been, and will not be, approved or disapproved by the Securities and Exchange Commission or by any other federal or state agency, and that no such agency has passed on the accuracy or adequacy of disclosures made to the Investor by the Company. No federal or state governmental agency has passed on or made any recommendation or endorsement of the Company Common Stock to be acquired by the Investor hereunder or an investment in the Company.

3.7    Limitations on Disposition and Resale. The Investor understands and acknowledges that the Company Common Stock to be acquired by the Investor hereunder have not been registered under the Securities Act or the securities laws of any state and, unless such shares are so registered, they may not be offered, sold, transferred or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction. The Investor understands that the Investor may not be able to liquidate its investment in the Company and agrees not to sell, transfer or otherwise dispose of the Company Common Stock to be acquired by the Investor hereunder unless such Company Common Stock have been so registered or an exemption from the requirement of registration is available under the Securities Act and any applicable state securities laws. The Investor further acknowledges and agrees that the ability to dispose of the Company Common Stock to be acquired by the Investor hereunder will be subject to restrictions contained in the Amended and Restated Stockholders’ Agreement. The Investor recognizes that there will not be any public trading market for the Company Common Stock to be acquired by the Investor hereunder, and, as a result, the Investor may be unable to sell or dispose of such Company Common Stock.

3.8    Investment Experience. The Investor has such knowledge and experience in financial and business matters so that the Investor is capable of evaluating the merits and risks of its investment in the Company. The Investor (i) has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement, (ii) is able to bear the risk of investment in the Company, and (iii) is able, without impairing its financial condition, to hold the Company Common Stock to be acquired by the Investor hereunder for an indefinite period of time and to suffer a complete loss of its investment.

3.9    Representations Relied Upon by The Investor. The Investor is acquiring the Company Common Stock to be acquired by the Investor hereunder without having been furnished any representations or warranties of any kind whatsoever with respect to the business and financial condition of the Company, other than the representations contained in this Agreement.

3.10    Information Regarding the Company. The Investor acknowledges that (i) the Company has made available, a reasonable time prior to the date of this Agreement, information concerning the Company sufficient for Investor to make an informed decision regarding an investment in the Company and an opportunity to ask questions and receive answers concerning the Company Common Stock to be acquired by the Investor hereunder; (ii) the Company has made available, a reasonable time prior to the date of this Agreement, the opportunity to obtain any additional information that the Company possesses or can acquire without unreasonable effort or expense deemed necessary by Investor to verify the accuracy of the information provided, and Investor has received such additional information requested; and (iii) Investor has not relied on the Company or any of its respective affiliates, officers, employees or representatives in connection with its investigation or the accuracy of the information provided or in making any investment decision. Neither such inquiries nor any other due diligence investigations conducted by Investor or its advisors, if any, or its representatives shall modify, amend or affect Investor’s right to rely on the Company’s representations and warranties contained in Section 2 above.

3.11    No Reliance. The Investor has not looked to, or relied in any manner upon, the Company, or any of its respective affiliates, directors, officers, employees or representatives for advice about tax, financial or legal consequences of a purchase of or investment in the Company Common Stock to be acquired by the Investor hereunder, and none of the Company or any of its affiliates, directors, officers, employees or representatives has made or is making any representations to the Investor about, or guaranties of, tax, financial or legal outcomes of a purchase of or an investment in the Company Common Stock to be acquired by the Investor hereunder. The Investor has reviewed with its own tax advisors the federal, state and local tax consequences of this investment in the Company Common Stock to be acquired by the Investor hereunder and the transactions contemplated by this Agreement. The Investor understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. The Investor has had the opportunity to consult with its own legal counsel in connection with the Investor’s investment in the Company Common Stock to be acquired by the Investor hereunder and acknowledges that it is relying solely on its own legal counsel and not on the Company or its agents for legal advice with respect to this investment or the transactions contemplated by this Agreement.

4.	Representations and Warranties of MSEC to Neptune.

MSEC hereby represents and warrants to Neptune as to itself as of the date hereof as follows:

4.1    Restatement of Representations and Warranties. Neptune may rely on the representations and warranties made to the Company by MSEC in Section 3 of this Agreement, with such representations and warranties deemed to refer to (i) the Warrant and the Neptune Common Shares underlying the Warrant in lieu of the Company Common Stock, and (ii) Neptune in lieu of the Company.

4.2    Canadian Accredited Investor. In addition to the other representations and warranties specified above, MSEC is an “accredited investor” as that term is defined in National Instrument 45-106 – Prospectus and Registration Exemptions.

5.	Representations and Warranties of Neptune to MSEC.

Neptune hereby represents and warrants to MSEC as to itself as of the date hereof as follows:

5.1    Organizational Matters. Neptune is a corporation duly organized, validly existing and in good standing under the Business Corporations Act of Québec, having full corporate power and authority to own its properties and to carry on its business as conducted.

5.2    Authority. Neptune has the requisite corporate power and authority to enter into and deliver this Agreement, perform its obligations herein, and consummate the transactions contemplated hereby, including the issuance of the Warrant. Neptune has duly executed and delivered this Agreement. This Agreement is a valid, legal and binding obligation of Neptune enforceable against Neptune in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

5.3    Shares Duly Authorized. All of the shares of Neptune Common Shares underlying the Warrant to be issued to MSEC pursuant to this Agreement, when issued and delivered in accordance with the terms of this Agreement and upon valid exercise of the Warrant in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and non-assessable and shall be free and clear of all liens and restrictions, other than restrictions under applicable federal and state securities laws.

5.4    Governmental Authorization; Consents. The execution, delivery and performance by Neptune of this Agreement and the consummation by Neptune of the transactions contemplated hereby will not require any consent, approval, action, order, authorization, or permit of, or registration or filing with, any governmental body, agency, official or authority, other than (a) such as may be required under any applicable state securities laws and (b) other consents, approvals, actions, orders, authorizations, registrations, declarations, filings and permits which, if not obtained or made, would not have a material adverse effect on Neptune or the ability of Neptune to consummate the transactions contemplated by this Agreement.

5.5    Non-Contravention. The execution, delivery and performance by Neptune of this Agreement and the consummation by Neptune of the transactions contemplated hereby do not and will not (a) contravene or conflict with Neptune’s Articles of Incorporation, as amended or amended and restated, or (b) assuming compliance with the matters referred to in Section 2.4 hereof and the truthfulness of the representations of the other parties contained herein, contravene or conflict with, or constitute a violation of any provision of, any law binding upon or applicable to Neptune or by which any of its properties is bound or affected.

6.	Delivery of Tax Documentation.

6.1    Tax Forms. The Investor shall deliver such documentation prescribed by applicable law or reasonably requested by the Company as will enable the Company to determine whether or not the Investor is subject to U.S. tax withholding or information reporting requirements. The Company may withhold taxes from payments to the Investor in order to comply with U.S. withholding laws, unless the Investor provides appropriate documentation confirming an exception or reduction to U.S. withholding tax requirements. In addition, the Investor shall deliver to the Company at the time or times prescribed by law and at such time or times reasonably requested by the Company such documentation prescribed by applicable law and such additional documentation reasonably requested by the Company as may be necessary for the Company to comply with its obligations under FATCA and to determine that the Investor has complied with the Investor’s obligations under FATCA or to determine the amount to deduct and withhold from a payment to the Investor.

6.2    Deliverables by U.S. Persons. Without limiting the foregoing Section 6.1, the Investor shall deliver to the Company on or prior to the Closing, and from time to time thereafter upon the reasonable request of the Company, an executed IRS Form W-9 certifying that the Investor is exempt from U.S. federal backup withholding tax.

6.3	Definitions. For purposes of this Agreement:

(i)	“Code” means the Internal Revenue Code of 1986, as amended.

(ii)

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

(iii)	“U.S. Person” means any individual or entity that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

7.    Approvals; Amendment to Charter. The parties acknowledge that certain approvals are required pursuant to the provisions of the Amended and Restated Stockholders’ Agreement in connection with the transactions contemplated by this Agreement, and that such provisions are for the benefit of MSEC. MSEC hereby agrees to indemnify the other parties hereto with respect to any losses, damages or expenses sustained by such parties arising out of any claims of any third party investors of the Company in connection with the Conversion. In furtherance of the foregoing, MSEC hereby authorizes and approves, as required by Section 17 of the Amended and Restated Stockholders’ Agreement, an amendment to the Certificate of Incorporation of the Company, which amendment shall replace Article FOURTH in its entirety with the following:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 500,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”).”

8.    Amendment to Stockholders’ Agreement. As contemplated by the Term Sheet, in connection with and contingent upon the completion of the Spinout, MSEC would have certain board observer rights, consultation rights with respect to director nominees and approval rights with respect to the management incentive compensation, and the parties acknowledge that the existing Amended and Restated Stockholders’ Agreement would need to be amended or amended and restated to provide for such rights and to reflect the public company nature of the Company post-Spinout. As such, in connection with the Spinout, the parties hereto agree to use their respective reasonable best efforts to obtain any required consents or approvals of any stockholders party to the Amended and Restated Stockholders’ Agreement whose consent or approval is required in connection with any such amendment or amendment and restatement, which agreement, as amended or amended and restated, would be in the form reasonably acceptable to each party hereto.

9.    Amendment of Other Holders Notes. MSEC, NGV and Sprout will use their commercially reasonable best efforts to cause the other Holders (as defined in that certain Intercreditor Agreement dated as of August 10, 2022, by and among MSEC, NGV and the other parties thereto) to agree to the terms and conditions of the Amended Promissory Note.

10.    Survival. The representations, warranties and covenants contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

11.    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAW OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS OR INSTRUMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER JURISDICTION.

12.    Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected thereby, and that provision shall be enforced to the greatest extent permitted by law.

13.    Assignment. None of MSEC, Neptune, NGV and the Company shall have the right or the power to assign or delegate any provision of this Agreement except with the prior written consent of each other party. This Agreement shall be binding upon and shall inure to the benefit of the parties’ respective successors, permitted assigns, executors and administrators.

14.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same document. This Agreement may be executed by facsimile signature by any party hereto and such signature shall be deemed binding without delivery of an original signature being thereafter required.

15.    Entire Agreement. This Agreement, together with the Term Sheet, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only in a writing executed by the party to be bound thereby.

16.    Termination of Agreement. This Agreement may be terminated by the mutual written consent of the parties hereto.

17.    Further Assurances. Subject to the terms and conditions provided herein, each party hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SPROUT FOODS, INC.

By:	/s/ John S. Wirt
Name:
Title:

NEPTUNE GROWTH VENTURES, INC.

By:	/s/ John S. Wirt
Name:
Title:

NEPTUNE WELLNESS SOLUTIONS INC.

By:	/s/ Lisa Gainsborg
Name:
Title:

NH EXPANSION CREDIT FUND HOLDINGS, LP

By:	/s/ Lincoln Isetta
Name:	Lincoln Isetta
Title:	Managing Partner